Exhibit 10.15

November 9, 2006

Melissa Cruz

8 Wampanoag Drive

Acton, MA

Dear Melissa:

This letter confirms your separation from employment with BladeLogic, Inc. (the “Company”). This letter also proposes an agreement between you and the Company.

The Company shall provide you with the right to continue group medical and dental insurance coverage after the termination of your employment under the law known as “COBRA.”  The terms for that opportunity will be set forth in a separate written notice. The termination of other benefits will be addressed in separate correspondence. Basically, your eligibility to participate in any other employee benefit plans and programs of the Company ceases on or after the termination of your employment in accordance with applicable benefit plan or program terms and practices.

You shall also have the right to exercise any and all vested options that you hold to purchase common stock of the Company through your last day of employment, pursuant to and subject to the terms of any and all applicable stock option plans and agreements.

Regardless of whether you enter into this Agreement you are obligated, among other things, to comply with the post-employment confidentiality, non-competition and nonsolicitation and other provisions set forth in the September 6, 2005 offer letter (“Offer Letter”) and the Employee Noncompetition Nondisclosure and Developments Agreement dated September 7, 2005 (“Noncompetition Agreement”).

The terms set forth above will not be affected by whether or not you agree to the terms set forth below.

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits.

If you agree to the terms of this Agreement, you acknowledge that you are entering into this Agreement voluntarily. By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1.                                       Separation from Employment

This confirms that your employment with the Company will end effective on January 31, 2007, provided however, the Company may, in its sole discretion, elect to extend the date your employment ends to a date on or before February 28, 2007 by providing you with written notice of such extension on or before December 31, 2006. For purposes of this Agreement, the “Separation Date” shall be the date your employment at the Company actually ends. You recognize that actively working and continuing to use your best efforts to perform services on behalf of the Company through the Separation Date is a material term of this Agreement.

You confirm that you have resigned from any and all other positions that you hold with the Company as an officer, director or otherwise effective on the Separation Date. You further confirm that you have resigned from any and all positions that you hold with any subsidiary or affiliate of the Company, including, without limitation, any employee benefit plan, effective on the Separation Date.

The Company presently intends to employ you at least through January 31, 2007. Notwithstanding the foregoing, in the event that, prior to the Separation Date, your employment is terminated by the Company for “cause,” as that term is defined in the Offer Letter, the Company will not be required to:  pay Severance Benefits or Bonus, modify the vesting schedule of Your Stock Options (as defined below) or release you from the Company’s claims. The remaining provisions of this Agreement will remain in full force and effect.

The Company is not obligated to pay Severance Benefits or Bonus or  modify the vesting schedule of Your Stock Options (as defined below) before (i) this Agreement becomes fully effective, and (ii) you have signed the General Release attached hereto as Exhibit A (the “General Release”) within seven days after the Separation Date and returned the signed General Release to the Company’s General Counsel.

2.                                       Severance Benefits

(a)           Severance Pay. The Company shall pay you severance pay (“Severance Pay”) consisting of salary continuation at your final base salary rate of $175,000 per year effective for the six month period from the date immediately following the Separation Date (the “Severance Pay Period”). The Company shall pay you Severance Pay on its regular payroll dates applicable to your position with the Company, provided that the Company is not obligated to provide you with Severance Pay before (i) this Agreement becomes effective, and (ii) you have signed the General Release and returned it to the Company’s General Counsel.

(b)           Health Benefits. Your rights and obligations under COBRA are explained in a separate letter to you describing your medical and dental insurance continuation rights under COBRA. To continue your medical and dental insurance coverage, you must elect COBRA continuation coverage. If you elect COBRA continuation coverage and provided you and your beneficiaries remain eligible for COBRA continuation coverage, the Company shall continue to pay for medical and dental insurance premiums for coverage of you and your beneficiaries to the same extent as if you had remained employed to the end of the Severance Pay Period. You will be responsible for the remaining portion of such coverage as if you remained employed. You hereby authorize the deduction of the portion for which you are responsible from your Severance Pay. If you elect COBRA continuation coverage, you may continue coverage for yourself and any beneficiaries after the end of the Severance Pay Period at your own expense for the remainder of the COBRA period, to the extent you and they remain eligible.

3.                                       Bonus

Within seven (7) days of the Company’s receipt of the General Release, the Company shall pay you prorata bonus compensation reflective of the Company’s assessment of your and the Company’s performance during the first quarter of the Company’s current fiscal year in accordance with the Company’s 2007 Executive Compensation Plan. Such bonus payment shall be in lieu of any bonus payment for which you may have otherwise been eligible.

4.                                       Stock and Stock Options

You acknowledge and agree that, (i) you hold 135,000 shares of common stock, issued pursuant to a November, 2005 Stock Restriction Agreement and which became fully vested on October 3, 2006 (“Vested Shares”), (ii) you hold a Nonqualified Stock Option (the “Nonqualified Stock Option”) to purchase 30,000 shares of the Company’s common stock pursuant to the 2001 Stock Option and Grant Plan (“Stock Option Plan”) and the November 15, 2005 NonQualified Stock Option Agreement  (“NQO Agreement”) at the per share exercise price of $.80; (iii) you hold an Incentive Stock Option (the “Incentive Stock Option”) to purchase 375,000 shares of the Company’s common stock pursuant to the Stock Option Plan and the November 15, 2005 Incentive Stock Option Agreement (“ISO Agreement”) at the per share exercise price of $.80 (collectively, the Nonqualified Stock Option and the Incentive Stock Option are “Your Stock Options”); (iv) other than the Vested Shares and Your Stock Options, you do not own and have never owned (in each case, of record or beneficially) any rights to acquire any shares of capital stock of the Company (whether pursuant to stock options, warrants or any other rights to acquire shares of capital stock of the Company); and (v) you do not own and have never owned (in each case, of record or beneficially) any other shares of beneficial interests of the Company.

In consideration for, among other terms, your entering into and not revoking this Agreement, and contingent upon signing and returning the General Release within the time frames set forth in this Agreement, the Company shall modify the Incentive Stock Option in accordance herewith. As of the date hereof, the Non-Qualified Stock Option is hereby canceled and shall be of no further force or effect as of the date hereof. You acknowledge that the following sets forth the modified and accelerated vesting schedule, as mutually agreed upon, with respect to the Incentive Stock Option and supersedes any vesting schedule set forth in the ISO Agreement:

On November 30, 2006, you shall vest in 22,500 shares under the Incentive Stock Option. In the event that the Company does not extend the Separation Date into February 2007 pursuant to this Agreement, you shall vest in an additional 90,000 shares under the Incentive Stock Option on the Separation Date. Alternatively, in the event that the Company does extend the Separation Date into February 2007 pursuant to this Agreement, you shall vest in an additional 101,250 shares under the Incentive Stock Option on the Separation Date.

The exercise period under the Incentive Stock Option shall be for ninety (90) days from the Separation Date, as set forth in the ISO Agreement. All of the Incentive Stock Options that are not subject to the vesting described above shall lapse as of the Separation Date, shall not become exercisable, and shall be canceled as of such date.

5.                                       Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

6.                                       Return of Property

On the Separation Date, you will confirm that, to the best of your knowledge, you have returned to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). You also commit to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains your property after the Separation Date. In the event that you discover that you continue to retain any such property after the Separation Date, you shall return it to the Company immediately.

7.                                       Confidential Information

You understand and agree that you have been employed in a position of confidence and trust and have had access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests (“Confidential Information”). Confidential Information includes, without limitation, confidential financial information; business forecasts; inventions; improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; confidential software; marketing or sales information or plans; customer lists; and business plans, prospects and opportunities. You agree that you shall not use or disclose any Confidential Information at any time without the written consent of the Company. These obligations supplement and in no way diminish your confidentiality obligations pursuant to the Noncompetition Agreement.

8.                                       Noncompetition Nondisclosure and Developments Agreement

You acknowledge that and agree that the Noncompetition Agreement you entered into with the Company is full force and effect and is hereby incorporated by reference. Any breach of the Noncompetition Agreement shall be deemed a material breach of this Agreement. You acknowledge and agree that the restrictions set forth in the Noncompetition Agreement are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill. You agree that such restrictions are reasonable and appropriate for this purpose.

9.                                       Release of Your Claims

In consideration for, among other terms, the payments and benefits described in Section 2, 3 and 4, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•                  relating to your employment by and the decision to terminate your employment with the Company;

•                  of wrongful discharge;

•                  of breach of contract;

•                  of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment

Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);

•                  under any other federal or state statute;

•                  of defamation or other torts;

•                  of violation of public policy;

•                  for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and

•                  for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your vested rights under the Company’s Section 401(k) plan or your rights under this Agreement, the Vested Shares or Your Stock Options.

You agree that you shall not accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement.

10.                                 Release of the Company’s Claims

In consideration for, among other terms, your release of Claims pursuant to Section 9, the Company voluntarily releases and forever discharges you generally from all Claims that, as of the date when the Company signs this Agreement, the Company has, ever had, now claims to have or ever claimed to have had against you which relate to good faith acts or omissions by you during the course of your employment with the Company undertaken or not undertaken in the reasonable belief that such acts or omissions were in the best interests of the Company.

11.                                 Confidentiality of Agreement

You agree to keep information relating to the negotiation of and terms of this Agreement (“Agreement-Related Information”) in the strictest confidence and not reveal, unless legally compelled to do so, any Agreement-Related Information to any persons except your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. Nothing in this Section 11 shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

12.                                 Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its or their affiliates or any of its current or former officers, directors, shareholders, employees or agents. The Company shall instruct Steve Walske, Dev Ittycheria, Vijay Manwani, Peter Gyenes, David Tabors, Robert Goodman, Mark Terbeek, John McMahon, Vance Loiselle and Jefferey Liotta (the “Named Individuals”) not to make disparaging statements about you and not to  conduct themselves in any way that would reasonably be expected to affect adversely your reputation or goodwill. These nondisparagement obligations shall not in any way affect your obligation or the obligations of the above-referenced persons to testify truthfully in any legal proceeding.

13.                                 Communications Concerning Your Separation

If asked about the circumstances of your separation of employment with the Company, you shall respond that you resigned to pursue other opportunities and shall not make any further comment about your employment separation. The Company shall instruct the Named Individuals to respond to any inquiries about the ending of your employment by stating that you resigned to pursue other opportunities and not to make any further comment about your employment separation. Nothing in this Section 13 shall be construed to prohibit you or any of the above-referenced persons from testifying truthfully in any legal proceeding or providing truthful information in response to a request from a governmental agency.

14.                                 Information Concerning Actual, Potential or Alleged Financial Irregularities

You represent that you are not aware of any actual, potential or alleged financial irregularities concerning the Company.

15.                                 Future Cooperation

You agree to cooperate reasonably with the Company and all of its affiliates (including its and their outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information. You further agree to make yourself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this Section 15 to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have. You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. In exchange for the cooperation required above, the Company agrees to compensate you at the rate of $87.50/hour for time spent performing your obligations under this Section, said amount being the hourly rate of your final salary with the Company, provided that your right to such compensation shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials. The Company further agrees to pay the foregoing compensation within thirty (30) days of your submission of an invoice for your services under this Section.

16.                                 Suspension or Termination of Payments

In the event that you fail to comply with your obligations under Sections 6, 7, 8, 11, 12, 13 or 15 of this Agreement, in addition to any other legal or equitable remedies it may have for such breach the Company shall have the right to terminate or suspend its payments to you and the additional vesting of Your Stock Options under this Agreement. The termination or suspension of such payments or vesting in the event of such breach by you will not affect your continuing obligations under this Agreement.

17.                                 Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

18.                                 Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

19.                                 Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

20.                                 Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

21.                                 Enforcement

(a)           Jurisdiction. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

(b)           Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 6, 7, 8, 11, 12, 13 or 15, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under Sections 6, 7, 8, 11, 12, 13 or 15, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. In the event that the Company prevails in any action to enforce Sections 6, 7, 8, 11, 12, 13 or 15, then you also shall be liable to the Company for attorney’s fees and costs incurred by the Company in enforcing such provision(s). In addition, in the event that you breach any portion of Section 8, you agree that the restrictions of the Noncompetition Agreement shall remain in effect for the period of such breach notwithstanding the period of one (1) year set forth above and you further agree that the same restrictions shall apply for a period of one (1) year commencing effective upon the cessation of any such breach.

22.                                 Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

23.                                 Entire Agreement

This Agreement constitutes the entire agreement between you and the Company. This Agreement supersedes any previous agreements or understandings between you and the Company including without limitation, the Offer Letter, provided however, the ISO Agreement, the NQO Agreement and the Stock Option Plan (all as modified herein with respect to the vesting of Your Stock Options), the Indemnification Agreement you entered into with the Company and the Noncompetition Agreement, remain in full force and effect.

24.                                 Time for Consideration; Effective Date

You have the opportunity to consider this Agreement for twenty-one (21) days before signing it. To accept this Agreement, you must return a signed original of this Agreement so that it is received by the undersigned at or before the expiration of this twenty-one (21) day period. If you sign this Agreement within less than twenty-one (21) days of the date of its delivery to you, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period. You acknowledge and agree that any modifications to this Agreement will not restart the twenty one day period that began on October 31, 2006. For the period of seven (7) days from the date when this Agreement becomes fully executed, you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

25.                                 Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter within the time period set forth above.

Very truly yours,

BLADELOGIC, INC.

By:	/s/ Dev Ittycheria	11/9/2006
	Dev Ittycheria	Date
President and CEO

You are advised to consult with an attorney before signing this Agreement. The foregoing is agreed to and accepted by:

/s/ Melissa Cruz	11/9/2006
Melissa Cruz	Date

EXHIBIT A

General Release

In consideration for, and as a condition to receiving the payments and benefits described in Sections 2, 3 and 4 of the October 31, 2006 Separation Agreement (“Separation Agreement”) to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this General Release, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•                  relating to your employment by and the decision to terminate your employment with the Company;

•                  of wrongful discharge;

•                  of breach of contract;

•                  of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);

•                  under any other federal or state statute;

•                  of defamation or other torts;

•                  of violation of public policy;

•                  for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and

•                  for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

To receive payments and benefits pursuant to the Separation Agreement, you must sign and return this General Release within the seven (7) day period that immediately follows the Separation Date, as defined in the Separation Agreement. You are advised to consult with an attorney before signing this General Release.

The foregoing is agreed to and accepted by:

Melissa Cruz	Date